Exhibit 10(nn)

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Agreement, dated as of January 17, 2006, by and between Jeffrey R. Speed (the “Executive”) and Six Flags, Inc., a Delaware corporation (the “Company”).

WITNESSETH

WHEREAS, the Company has offered Executive, and Executive has accepted, employment on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive wish to set forth such terms and conditions in a binding written agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

1.             Term of Employment. Subject to earlier termination in accordance with Section 4 hereof, Executive’s employment with the Company shall begin on February 1, 2006 (the “Effective Date”) and end on the fourth anniversary thereof; provided that the Executive shall have the right to elect to extend the term for two successive one-year periods upon no more than 120 days and no less than 90 days advance written notice to the Company (the initial four-year term and any extension thereof under this Section 1 shall hereinafter be referred to as the “Term”).

2.             Position, Duties and Location.

(a)           Position. Beginning on the Effective Date, Executive shall serve as an Executive Vice President of the Company, with the duties and responsibilities customarily assigned to such position and such other customary duties as may reasonably be assigned to Executive from time to time by the Chief Executive Officer consistent with such position. The Executive shall at all times report directly to the Chief Executive Officer.

(b)           Duties. During his employment with the Company, Executive shall devote substantially all his business attention and time to the duties reasonably assigned to him by the Chief Executive Officer consistent with Executive’s position and shall use his reasonable best efforts to carry out such duties faithfully and efficiently. During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities. The Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board, which approval shall not unreasonably be withheld.

(c)           Location. Executive’s principal place of employment shall be located in New York, New York; provided that Executive will travel and render services at such locations as may reasonably be required by his duties hereunder.

3.             Compensation.

(a)           Base Salary. During his employment with the Company, Executive shall receive a base salary (the “Base Salary”) at an annual rate of $700,000. Base Salary shall be paid at such times and in such installments as the Company customarily pays the base salaries of its employees. The Base Salary shall be increased by no less than $25,000 per year on each anniversary of the Effective Date, and the term “Base Salary” shall thereafter refer to the Base Salary as so increased.

(b)           Annual Bonus. During his employment with the Company, Executive shall be paid an annual bonus in the discretion of the Board of Directors; provided that in no event will Executive’s annual bonus be less than $250,000; provided further that Executive’s bonus will be no less than $300,000 for fiscal year 2006 of the Company. Such bonus shall be payable at such time as bonuses are paid to other senior executive officers of the Company.

(c)           Equity Awards.

(i)        As soon as practicable following Executive’s execution of this Agreement, the Company shall grant Executive an option to purchase 150,000 shares of its common stock (the “Up-Front Option”) under the Company’s applicable Stock Option and Incentive Plan (the “Plan”). The per share exercise price of the Up-Front Option shall be the fair market value (as determined under the Plan) of the Company’s common stock on the date of grant  Subject to Executive’s continuing employment with the Company and the provisions of Section 4(b), the Up-Front Option shall vest 20% on the date of grant and the remainder shall vest in four equal installments on the first four anniversaries of the Effective Date. During the Term, the Company shall grant Executive additional options to purchase no less than an additional 200,000 shares of the Company’s common stock (the “Additional Option” and, together with the Up-Front Option, the “Option”) at a per share exercise price equal to the fair market value (as determined under the Plan) of the Company’s common stock on any subsequent grants. Such Additional Options shall be granted to the Executive ratably over the initial four-year term (for the avoidance of doubt, an annual grant of an option to purchase no less than 50,000 shares) and each such Additional Option shall vest 20% on the date of grant and the remainder shall ratably vest over a period of time no longer than four years from the date of grant of such Additional Option. In the event of stock split, stock dividend, share combination, exchange of shares, recapitalization, merger, consolidation, reorganization, liquidation or other comparable changes or transactions of or by the Company, an appropriate adjustment to the number and/or type of shares into which the Options are exercisable shall be made to give proper effect to such event.

(ii)       As soon as practicable following Executive’s execution of this Agreement, the Company shall grant Executive an award of 150,000 restricted shares of its common stock (the “Up-Front Restricted Shares”) under the Plan. Subject to Executive’s continuing employment with the Company and the provisions of Section 4(b), the Up-Front Restricted Shares shall vest and the restrictions thereon shall lapse in equal installments on each of January 1, 2007, January 1, 2008 and January 1, 2009. During the Term, the Company shall grant Executive no less than an additional 200,000 restricted shares (“Additional Restricted Shares” and, together with the Up-Front Restricted Shares, the “Restricted Shares”). Such Additional Restricted Shares shall be granted to the Executive ratably over the initial four-year term (for the avoidance of doubt, an annual award of no less than 50,000 Restricted Shares) and shall vest and the restrictions thereon shall lapse ratably over a period of time no longer than three years from the date of grant of the Additional Restricted Shares. In the event of stock split, stock dividend, share combination, exchange of shares, recapitalization, merger, consolidation, reorganization, liquidation or other comparable changes or transactions of or by the Company, an appropriate adjustment to the number and/or type of Restricted Shares and Additional Restricted Shares shall be made to give proper effect to such event.

(d)           Benefits. During his employment with the Company, the Company shall provide, and the Executive shall be entitled to participate in or receive benefits under any pension plan, profit sharing plan, stock option plan, stock purchase plan or arrangement, health, disability and accident plan or any other employee benefit plan or arrangement, including any non-qualified or deferred compensation or retirement programs made available now or in the future to senior executives of the Company; provided Executive complies with the conditions attendant with coverage under such plans or arrangements. Nothing contained herein shall be construed to require the Company to establish any plan or arrangement not in existence on the date hereof or to prevent the Company from modifying or terminating any plan or arrangement in existence on the date hereof. Without limiting the generality of the foregoing, Executive shall be entitled to no less than four weeks of paid vacation per calendar year.

(e)           Perquisites; Expenses. During his employment with the Company, Executive shall be entitled to (i) perquisites on the same basis as perquisites are generally provided to senior executives of the Company, including first class air travel, and (ii) an automobile allowance of $500 per month. In addition, the Company shall promptly pay or, if such expenses are paid directly by Employee, the Executive shall be entitled to receive prompt reimbursement, for all reasonable expenses that Executive incurs during his employment with the Company in carrying out Executive’s duties under this Agreement, including, without limitation, those incurred in connection with business related travel or entertainment, upon presentation of expense statements and customary supporting documentation.

(f)            Relocation Expenses. The Company shall reimburse Executive for expenses incurred by Executive in connection with his relocation from California to the New York metropolitan area in accordance with the Company’s applicable relocation plan which is attached hereto as Annex A; provided that the purchase option through Sirva Relocation shall not apply.

4.             Termination of Employment.

(a)           Death; Disability; Termination For Cause. Executive’s employment shall terminate automatically upon his death or Disability (as defined below). The Company may terminate Executive’s employment for Cause (as defined below). Upon a termination of Executive’s employment (i) due to Executive’s death or Disability, or (ii) by the Company for Cause, Executive (or, in the case of Executive’s death, Executive’s estate and/or beneficiaries) shall be entitled to: (A) unpaid Base Salary through the Date of Termination; (B) any earned but unpaid bonus for the prior fiscal year of the Company; (C) any benefits due to Executive under any employee benefit plan of the Company and any payments due to Executive under the terms of any Company program, arrangement or agreement, excluding any severance program or policy and (D) any expenses owed to the Executive (collectively, the “Accrued Amounts”). Executive shall have no further right or entitlement under this Agreement; provided, however, that in the event of a termination of Executive’s employment due to Executive’s death or Disability, all Options and Restricted Shares previously granted to Executive shall fully vest.

(b)           Termination Without Cause or for Good Reason. (i)  The Company may terminate Executive’s employment without Cause and Executive may terminate his employment for Good Reason, in each case upon thirty days prior written notice. In the event that, during the Term, the Company terminates the Executive’s employment without Cause or Executive terminates his employment for Good Reason, Executive shall be entitled to the following in lieu of any payments or benefits under any severance program or policy of the Company, and subject to execution by Executive of a waiver and release of claims in a form reasonably determined by the Company:

(i) the Accrued Amounts;

(ii) a lump sum cash severance payment equal to the unpaid balance of the Base Salary and annual bonuses Executive would have been paid for the balance of the then-current Term hereof measured from the Date of Termination to the expiration date of the Term, but in no event less than two times the sum of (X) Executive’s Base Salary and (Y) annual bonus; the severance payable shall be computed based upon (A) Executive’s highest Base Salary in effect at any time during his employment with the Company and (B)  Executive’s annual bonus, if any, received for the most recent completed fiscal year of the Company prior to the Date of Termination;

(iii) continued coverage for a period of twelve months commencing on the date of termination (A) for Executive (and his eligible dependents, if any) under the Company’s health plans on the same basis as such coverage is made available to executives employed by the Company (including, without limitation, co-pays, deductibles and other required payments and limitations) and (B) under any Company life insurance plan in which Executive was participating immediately prior to the date of termination; and

(iv) full vesting of all Options and Restricted Shares previously granted to Executive.

(c)           Definitions.           For purposes of this Agreement, the following definitions shall apply:

(i)        “Cause” shall mean: (A) Executive’s willful and continuing failure (except where due to physical or mental incapacity) to substantially perform his duties hereunder which is not remedied within 15 days after receipt of written notice from the Company specifying such failure; (B) Executive’s willful malfeasance or gross neglect in the performance of his duties hereunder; (C) Executive’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony or a misdemeanor involving moral turpitude; (D) the commission by Executive of an act of fraud or embezzlement against the Company or any affiliate; or (E) Executive’s willful breach of any material provision of this Agreement (as determined in good faith by the Board of Directors) which is not remedied within 15 days after receipt of written notice from the Company specifying such breach. For purposes of the preceding sentence, no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.

(ii)       “Disability” shall have the same meaning as in, and shall be determined in a manner consistent with any determination under, the long-term disability plan of the Company in which Executive participates from time to time, or if Executive is not covered by such a plan, “Disability” shall mean Executive’s permanent physical or mental injury, illness or other condition that prevents Executive from performing his duties to the Company for a total of six months during any 12-month period, as reasonably determined by a physician selected by the Executive and acceptable to the Company or the Company’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(iii)      “Good Reason” shall mean the occurrence, without Executive’s express written consent, of: (A) an adverse change in Executive’s employment’s title or change in Executive’s duty to report directly to the Chief Executive Officer; (B) a diminution in Executive’s employment duties, responsibilities or authority, or the assignment to Executive of duties that are materially inconsistent with his position; (C) any reduction in Base Salary or annual bonus less than the minimum amount set forth in Section 3(b); (D) a relocation of Executive’s principal place of employment to a location outside of the New York Area that would unreasonably increase Executive’s commute; or (E) any willful breach by the Company of any material provision of this Agreement (including but not limited to any breach of its obligations under Section 3 hereof) which is not cured within 15 days after written notice is received from Executive.

(iv)      “Date of Termination”/”Notice of Termination.”  Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to due to death) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a “Date of Termination” which, if submitted by Executive, shall be at least 30 days following the date of such notice (a “Notice of Termination”). A Notice of Termination submitted by the Company may provide for a “Date of Termination” on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

5.             Confidentiality of Trade Secrets and Business Information. Executive agrees that Executive will not, at any time during Executive’s employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company (collectively, “Confidential Information”), obtained by him during the course of such employment, except for (i) disclosures and uses required in the course of such employment or with the written permission of the Company, (ii) disclosures necessary to establish or assert Executive’s rights hereunder, or, (iii) as applicable, any subsidiary or affiliate of the Company or as may be required by law; provided that, if Executive receives notice that any party will seek to compel him by process of law to disclose any Confidential Information, Executive shall promptly notify the Company and provide reasonable cooperation to the Company (at the Company’s sole expense) in seeking a protective order against such disclosure. Notwithstanding the foregoing, “Confidential Information” shall not include information that is or becomes publicly known outside the Company or any of its affiliates or subsidiaries through no act or failure to act by Executive.

6.             Return of Information. Executive agrees that at the time of any termination of Executive’s employment with the Company, whether at the instance of Executive or the Company, and regardless of the reasons therefore, Executive will deliver to the Company (at the Company’s expense), and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information and other information relating to the business of the Company or any subsidiary or affiliate of the Company which are in Executive’s possession, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent Executive from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including, without limitation, information relating to Executive’s compensation), but only to the extent such copies do not contain any Confidential Information.

7.             Noncompetition. In consideration for the compensation payable to Executive under this Agreement, Executive agrees that Executive will not, during Executive’s employment with the Company and for a period of one (1) year after any termination of employment, render services to a Competitor of the Company or any affiliate, regardless of the nature thereof, or engage in any activity which is in direct conflict with or materially adverse to the interests of the Company or any affiliate. For purposes of this Agreement, “Competitor” shall mean any business or enterprise which operates theme parks or engages in the media or entertainment business or in any other business that is competitive with the business of the Company. Notwithstanding the foregoing, Executive’s providing services to an affiliate of a Competitor that are not competitive with the business activities of the Company shall not be a violation of the restrictions of this Section 7. Nothing contained herein shall prevent Executive from acquiring, solely as an investment, any publicly-traded securities of any person so long as he remains a passive investor in such person and does not own more than 1% of the outstanding securities thereof.

8.             Noninterference. During Executive’s employment with the Company and for a period of one (1) year following any termination of employment, Executive agrees not to directly or indirectly recruit, solicit or induce, any employees, consultants or independent contractors of the Company, any entity in which the Company has made a significant investment, or any entity to which Executive renders services pursuant to the terms of this Agreement (each, a “Restricted Entity”) to terminate, alter or modify their employment or other relationship with the Company or any Restricted Entity. During Executive’s employment with the Company and for a period of one (1) year following any termination thereof, Executive agrees not to directly or indirectly solicit any then current customer or business partner of the Company or any Restricted Entity to terminate, alter or modify its relationship with the Company or the Restricted Entity or to interfere with the Company’s or any Restricted Entity’s relationships with any of its customers or business partners on behalf of any enterprise that directly or indirectly competes with the Company or the Restricted Entity.

9.             Enforcement. Executive acknowledges and agrees that:  (i) the purpose of the covenants set forth in Sections 5 through 8 above is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under Sections 5 through 8 would be inadequate. Executive therefore agrees and consents that if Executive commits any breach of a covenant under Sections 5 through 8, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of Sections 5 through 8 is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 7 are found by a court or an arbitrator to be unreasonable, Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the covenants of Sections 5 through 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

10.           Indemnification. The Company shall indemnify Executive against any and all losses, liabilities, damages, expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement incurred by Executive in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of the Company, by reason of any act or omission to act in connection with the performance of his duties hereunder to the full extent that the Company is permitted to indemnify a director, officer, employee or agent against the foregoing under applicable law. The Company shall at all times cause Executive to be included, in his capacity hereunder, under all liability insurance coverage (or similar insurance coverage) maintained by the Company from time to time.

11.           Arbitration. In the event that any dispute arises between the Company and the Executive regarding or relating to this Agreement and/or any aspect of the Executive’s employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association (“AAA”), before a single arbitrator in New York, New York. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts of or in the State of New York for purposes of seeking such injunctive or equitable relief as set forth above. Except as otherwise provided for herein, any and all out-of-pocket costs and expenses incurred by the parties in connection with such arbitration (including attorneys’ fees) shall be allocated by the arbitrator in substantial conformance with his or her decision on the merits of the arbitration.

12.           Mutual Representations.

(a)           Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive’s personal advisors. Executive further acknowledges that the Company has not provided Executive with any legal advice regarding this Agreement.

(b)           Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under, or conflict with, any agreement or other instrument to which he is a party or by which he is bound and (ii) do not require the consent of any other person.

(c)           The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and that such execution and delivery and the fulfillment of the terms hereof will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound and (ii) do not require the consent of any other person, other than the Board or Directors or its Compensation Committee.

(d)           Each party hereto represents and warrants to the other that this Agreement constitutes the valid and binding obligations of such party enforceable against such party in accordance with its terms.

(e)           The Company represents that it has sufficient common stock reserved for issuance under an applicable equity compensation plan to satisfy the equity awards set forth hereunder.

13.           Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (a) personally, (b) by facsimile with evidence of completed transmission, or (c) delivered by overnight courier to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:

If to the Executive:

Jeffrey R. Speed

812 Valley Crest Street

La Canada, CA

91011

and a copy to:

Lia Law LLP

Attn: Robert M. Lia, Esq.

Two Lafayette Court

Greenwich, CT 06830

Fax: (203) 983-3036

14.           Assignment and Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may, subject to the written consent of the Executive, which shall not be unreasonably withheld, assign this Agreement to another corporation, limited liability company, partnership, joint venture or other business in which the Company has made an investment.

15.           Governing Law; Amendment. This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

16.           Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

17.           Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

18.           No Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement. Any provision of this Agreement may be waived by either party; provided that both parties agree to such waiver in writing.

19.           No Mitigation. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be subject to offset or otherwise reduced whether or not Executive obtains other employment.

20.           Legal Fees. The Company shall pay or reimburse the Executive for all reasonable legal fees, up to a maximum of $15,000 incurred by him in connection with the negotiation of this Agreement and any other agreements documenting his employment arrangement with the Company.

21.           Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A.

22.           Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

23.           Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto.

24.           Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to give effect to such rights and obligations.

25.           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Executive has hereunto set Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

SIX FLAGS, INC.

By:	/s/ Mark Shapiro
Name:	Mark Shapiro
Title:	Chief Executive Officer

/s/ Jeffrey R. Speed
Jeffrey R. Speed